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                                                                     Exhibit 3.1

                             CERTIFICATE OF MERGER

                                    MERGING

                                SCC MERGER CO.

                                 WITH AND INTO

                          STONE CONTAINER CORPORATION

                        (Pursuant to Section 251 of the
                     General Corporation Law of Delaware)

     SCC Merger Co., a Delaware corporation ("Sub"), and Stone Container
                                              ---
Corporation, a Delaware corporation ("Stone"), each do hereby certify to the
                                      -----
following facts relating to the merger of Sub with and into Stone (the
"Merger"):
 ------

     FIRST: That the name and state of incorporation of each constituent corporation which is a party to the Merger is as follows:

     Name                     State of Incorporation
     ----                     ----------------------

  SCC Merger Co.                     Delaware
  Stone Container Corporation        Delaware

     SECOND: That, by written consent in lieu of a meeting of the Board of Directors of Sub pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), resolutions were
                            --------------------------------
duly adopted approving and authorizing that certain Agreement and Plan of Merger (the "Agreement"), dated as of August 8, 2000, by and among Sub, Stone and
      ---------
Smurfit-Stone Container Corporation, a Delaware corporation and the sole stockholder of Sub and Stone ("SSCC"), as amended by that certain First
                               ----
Amendment to Agreement and Plan of Merger, dated as of October 26, 2000, by and among Sub, Stone and SSCC (the "Amendment" and, together with the Agreement, the
                                ---------
"Amended Agreement") and recommending that the Agreement be approved by the sole
 -----------------
stockholder of Sub.

     THIRD: That thereafter, by written consent in lieu of a special meeting of the sole stockholder of Sub pursuant to Section 228(a) of the Delaware General Corporation Law, the sole stockholder of Sub adopted a resolution approving the Agreement.

     FOURTH: That, at a meeting of the Board of Directors of Stone, resolutions were duly adopted approving and authorizing the Agreement and recommending that the Agreement be approved by the stockholders of Stone.

     FIFTH: That thereafter, at a special meeting of the stockholders of Stone held on October 26, 2000 for the purpose of adopting the Agreement, the Agreement was duly adopted
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by the affirmative vote of a two-thirds majority of the outstanding stock of
Stone entitled to vote thereon.

     SIXTH: That the Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with
Section 251 of the Delaware General Corporation Law.

     SEVENTH: That the name of the corporation surviving the Merger is STONE CONTAINER CORPORATION, a Delaware corporation (the "Surviving Corporation").
                                                    ---------------------

     EIGHTH: That the Certificate of Incorporation of the Surviving Corporation effective immediately after the Merger shall be amended and restated in its entirety to read as follows:

                                   ARTICLE 1

           The name of this corporation is Stone Container Corporation (the "Corporation").

                                   ARTICLE 2

           The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE 3

           The nature of the business of or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

                                   ARTICLE 4

           The total number of shares of stock which the Corporation shall have authority to issue is 1000 shares. All of such shares are Common Stock, par value $0.01 per share.

                                   ARTICLE 5

           In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                                   ARTICLE 6

                                      -2-
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           To the fullest extent permitted by the Delaware General Corporation
     Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article 6 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH: That an executed copy of the Amended Agreement is on file at an office of the Surviving Corporation, 150 North Michigan Avenue, Chicago, Illinois 60601.

     TENTH: That a copy of the Amended Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any party thereto.

                                      -3-
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     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of
Merger this 15th of November, 2000.

                                            SCC MERGER CO.

                                            By: /s/ Ray M. Curran
                                                -------------------------------
                                            Name:  Ray M. Curran
                                            Title: President and Chief Executive
                                                   Officer

                                            STONE CONTAINER CORPORATION

                                            By: /s/ Craig A. Hunt
                                                --------------------------------
                                                Name:  Craig A. Hunt
                                                Title: Vice President, General
                                                       Counsel and Secretary

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